Testing the Waters Materials Related to Series #FORTNITE

From the Rally App:

#FORTNITE

’17 PLAYSTATION 4 FORTNITE

THIS INITIAL OFFERING IS COMING SOON!

PS4
FORTNITE

CURRENT VALUE: $16,000

OFFERING FOR THIS ASSET IS NOT YET SCHEDULED. CHECK BACK SOON

DETAILS GALLERY LEGAL

DESCRIPTION OF SERIES 2017 PLAYSTATION 4 FORTNITE VIDEO GAME

Investment Overview

•Upon completion of the Series #FORTNITE Offering, Series #FORTNITE will purchase a 2017 PlayStation 4 Fortnite Video Game graded Wata 9.8 A+ for Series #FORTNITE (The “Series 2017 PlayStation 4 Fortnite Video Game” or the “Underlying Asset” with respect to Series #FORTNITE, as applicable), the specifications of which are set forth below.

•The PlayStation 4 was released in North America in November 2013 and has since sold over 115 million units worldwide, making it the second best-selling video game console of all time.

•Fortnite is a ‘Battle Royale’ style video game released by Epic Games in 2017. Since its release, the free-to-play game has generated billions of dollars in revenue through in-game purchases and become one of the most popular games in the world.

•The Underlying Asset is a 2017 PlayStation 4 Fortnite Video Game graded Wata 9.8 A+.

Asset Description

Overview & Authentication

•Epic Games was founded in 1991 by CEO Tim Sweeney.

•Epic released Gears of War in November 2006. The game cost $12 million to develop and earned around $100 million in revenue.

•In December 2011, Epic released a trailer for Fortnite at the Spike Video Game Awards. Former Epic Games designer Cliff Bleszinski told reporters at a press conference backstage: “It was a project that was pitched internally several months ago that came together lightning fast and something that seems like a no brainer to build.”

•In June 2012, Chinese company Tencent acquired 48.4% of Epic Games for $330 million. According to IGN, this acquisition led Epic to shift their focus “to reflect their new investor’s free-to-play priorities.”

•The May 2014 issue of Game Informer features a cover story on Fortnite, providing gamers with the first “extensive look at the ambitious new project.”

•In July 2017, Fortnite Founder’s Packs allowed users entry to the Early Access version of the game. In tandem with this release, Fortnite partnered with Gearbox to publish physical copies of the game for the PS4, Xbox One, and the PC in Europe. “This package was basically the equivalent of buying the game's founder's pack, only on disc.”

•At the time of the July 2017 Early Access release, Fortnite had yet to introduce the Battle Royale mode that would make the game famous, instead offering a paid version of the game with a co-op action shooter mode.

•In September 2017, Fortnite’s Battle Royale mode was released. “In Battle Royale, skydive onto an island arena, scavenge for weapons, run from an encroaching electricity field, and fight your way through 99 other players to victory, similar to a round of PlayerUnknown’s Battlegrounds.”

•In March 2018, rapper Drake joined a popular Fortnite streamer known as “Ninja” and set the record for “most concurrent viewers on Twitch” with 600,000 viewers. The previous record was 380,000.

•In April 2020, Travis Scott performed a virtual concert in the Fortnite game, garnering over 45 million views.

•Fortnite has over 350 million accounts and 2.5 billion friend connections.

•Fortnite’s Battle Royale gameplay pits users against one another until they are the last one standing.

•Since Fortnite is free-to-play and is typically downloaded digitally by users, physical copies quickly became collector’s items.

•IGN wrote an article title “Why Digital Games Could Totally Dominate Physical Formats In Just a Few Years” in March 2021. In the piece, IGN writes: Analysts suggest that, in as little as six years, digital game sales could entirely dominate the video game market. It's a shift that’s been brewing throughout the PlayStation 4 and Xbox One console generation; but now, the PlayStation 5 and Xbox Series X generation could become the turning point where physical media becomes all-but obsolete.”

•In Sony’s Q3 2020 filings, digital sales outnumbered physical sales throughout the fiscal year.

•According to IGN: “…when given the choice between retail and downloads, the majority of players on PlayStation consistently choose digital over physical.”

•An analysist told IGN “"Like it or not, but there can be no doubt that the future is digital." It is also noted that this article excludes “games that are typically digital exclusives” such as Fortnite.

•In its first two years, Fortnite generated over $9 billion in revenue.

•The Underlying Asset has been issued a grade of 9.8 A+ by Wata with Certification No. 578375-011.

Notable Features

•The Underlying Asset is a 2017 PlayStation 4 Fortnite Video Game graded Wata 9.8 A+.

Notable Defects

•The Underlying Asset shows signs of wear consistent with its condition grade from Wata Games.

Details

Series 2017 PlayStation 4 Fortnite Video Game
Game	Fortnite
System	PlayStation 4
Manufacturer	Epic Games
Production Year	2017
Box Variant	First-party Y-Seam
Authentication	Wata Games
Box Grade	9.8
Seal Rating	A+
Certification No.	578375-011

Depreciation

The Company treats Memorabilia Assets as collectible and therefore will not depreciate or amortize the Series 2017 PlayStation 4 Fortnite Video Game going forward.

3101 East 52nd Ave, Ste C
Denver, CO 80216

Tel: (303) 390-1262
www.WataGames.com
© 2020 Wata, Inc. All Rights Reserved

18-Nov-21

CERTIFICATION DETAILS

Certification Number:
- **578375-011**

Date Graded:
- **07/07/21**

Game Title:
- **Fortnite**

Console:
- **Playstation 4**

Publisher:
- **Epic Games**

Date:
- **2017**

Region:
- **USA**

Grade:
- **9.8 A+**

Box Variant:
- **Made/Printed in USA, T Rating**

Cart Variant:
- **N/A**

Grade Details:
- **Seal Type: First-party Y-Seam**

Game Details:
- **Developed by Epic Games & People Can Fly**
- **Designed by Darren Sugg**
- **Music composed by Rom Di Prisco**

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#FORTNITE | $16K

COMPARABLE ASSET VALUE

ASSET VALUE
-12%

TRANSACTIONS
5

“Fortnite… has taken over the world. That may sound like exaggeration, but I couldn't overstate the popularity of Fortnite if I tried.”

WIRED

May 2018

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#FORTNITE | *Visuals*

In its first two years, Fortnite generated over $9B in revenue.

LAUNCH GALLERY ›

#FORTNITE | *Timeline*

Jan. 1991 — Epic Games is founded by CEO Tim Sweeney.

Nov. 2006 — The first title of the Gears of War trilogy is released by Epic. Costing $12 million to produce, the game generates around $100 million in revenue.

Dec. 2011 — Epic debuts the Fortnite trailer at the Spike Video Game Awards. In a backstage press conference, game designer Cliff Bleszinski tells reporters: “It was a project that was pitched internally several months ago that came together lightning fast and something that seems like a no brainer to build.”

Jun. 2012 — Chinese company Tencent acquires 48.4% of Epic Games for $330 million. Epic’s focus shifts to reflect Tencent’s “free-to-play priorities.”